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                                                                    Exhibit 12.1

Computation of Ratios of Earnings to Fixed Charges
(dollars in thousands)


Ratio of Earnings to Fixed Charges:

                                                                           Fiscal Year Ended
                                                -----------------------------------------------------------------------
                                                   1997            1998           1999           2000            2001
                                                -----------------------------------------------------------------------
Interest expense                                $  45,276       $  66,494       $ 69,253      $   60,037       $ 61,360
Capitalized interest                               29,440          29,711         47,002          26,451          7,043
Estimated interest portion of financing cost        8,295          10,215         10,765          17,332         25,046
                                                -----------------------------------------------------------------------

Fixed charges                                   $  83,011       $ 106,420       $127,020      $  103,820       $ 93,449
                                                =======================================================================

Income (loss) before income taxes               $(100,832)      $(207,429)      $ 73,625      $1,251,899       $(93,923)
Fixed charges                                      83,011         106,420        127,020         103,820         93,449
Less: interest charges capitalized                (29,440)        (29,711)       (47,002)        (26,451)        (7,043)
Amortization of capitalized interest                9,300          12,933         16,381          22,598         24,877
                                                -----------------------------------------------------------------------

Earnings (loss)                                 $ (37,961)      $(117,787)      $170,024      $1,351,866       $ 17,360
                                                =======================================================================

Ratio of earnings to fixed charges                  *               *                1.3x           13.0x           0.2x

* Earnings are inadequate to cover fixed charges in these periods. The earnings deficiency is $120,972 and $224,207 in 1997 and 1998, respectively.